EXHIBIT 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Kulicke and Soffa Industries, Inc. (“Company”) and Oded Lendner (“Executive”).

WHEREAS, Company and Executive wish to conclude their relationship amicably and on mutually satisfactory terms and to settle fully and finally all claims, disputes, and potential claims and disputes between them.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, Company and Executive AGREE as follows:

1. Employment End Date. Company’s employment of Executive shall conclude permanently and irrevocably effective March 31, 2006 (“Employment End Date”).

2. Effective Date. This Agreement shall become effective and enforceable, unless sooner revoked pursuant to Paragraph 3, on the eighth day after Executive signs the Agreement (“Effective Date”). Executive shall cause the Agreement, bearing Executive’s original signature, to be delivered to Company at the following address:

David J. Anderson

Vice President and General Counsel

Kulicke and Soffa Industries, Inc.

2101 Blair Mill Road

Willow Grove, Pa 19090

3. Revocation. Executive may revoke this Agreement if he delivers written notice of revocation to Company at the address specified in Paragraph 2 before 5:00 p.m. on the seventh day after he signs it.

4. Salary and Vacation Payment. Company will pay Executive in full all salary for work he performed for or on behalf of Company on or before the Employment End Date and any vacation and personal days that may remain accrued and unused as of the Employment End Date, as reduced by all payroll deductions required by law and/or authorized by Executive, on the first regular payday occurring on or after the Employment End Date. Company will also pay Executive the amount, if any, that he is or may become entitled to receive under the Officer Incentive Compensation Plan for the quarter ending March 31, 2006, as reduced by all payroll deductions required by law and/or authorized by Executive including his 401(k) contribution (which, if made by Executive will be accompanied by Company’s matching 410(k) contribution), no later than the date that the other participants receive payment, if any.

5. Severance Payments. Conditioned upon Executive’s signing and not revoking this Agreement, Company shall pay Executive as severance an amount equivalent to eighteen (18) months of his current base salary in accordance with the following:

(a) commencing on the first regular payday occurring after the Effective Date and ending on March 1, 2007, Company shall pay Executive equal bi-weekly installments equivalent to 1/26th of his current annual base salary of $307,000, as reduced by all payroll deductions required by law and/or authorized by Executive; and, (b) on March 1, 2007, Company shall pay Executive a lump sum amount, as reduced by all payroll deductions required by law and/or authorized by Executive, equal to 18 months of his current base salary minus the amounts paid to him on or before March 1, 2007 pursuant to subsection (a) of this Paragraph. Such payments are conditioned upon Executive’s compliance with all terms and obligations under this Agreement. If Executive breaches any terms of this Agreement, Company’s obligation to make any further severance payments will immediately cease and Executive agrees to return or reimburse Company for all severance payments previously made to the extent permitted by law, as more fully described in paragraph 15.

6. Test-Based Severance Amount. On January 25, 2006, the Company entered into an asset purchase agreement with SV Probe Pte. Ltd and SV Probe, Inc. (jointly, “SV Probe”) to sell substantially all of the Company’s assets related to the Company’s wafer test business (“Wafer Business”) for a sale price equal to $15.2 million. Also on January 25, 2006, the Company entered into an asset purchase agreement with Tyler Acquisition Corp., an entity formed and controlled by Investcorp Technology Ventures II, L.P. and its affiliates (collectively, “Investcorp”) to sell substantially all of the Company’s assets related to the Company’s package test business (“Package Business”) for $17 million.

The Company shall pay Executive an additional severance payment (“Test-Based Severance Amount”) calculated as follows:

Executive’s annual base salary as of the Employment End Date ($307,000) multiplied by: Aggregate Test Sale Price

                                                                                                                                       $40 million.

By way of example, if the Wafer and Package Businesses are sold under the Asset Purchase Agreements for an aggregate amount of $32.2 million, Executive shall be entitled to a Test-Based Severance Amount of:

$307,000 x 32.2/40

= $247,135.

Any Test Based Severance Amount will be paid in a lump sum amount, as reduced by all payroll deductions required by law and/or authorized by Executive, on April 15, 2006. The Aggregate Test Sale Price for the above calculation shall only include amounts actually paid by SV Probe and Investcorp or affiliates thereof to the Company or an affiliate of the Company for the Wafer Business and the Package Business, respectively. Executive is not entitled to any payment based on a sale of the Wafer or Package Businesses to buyers other than SV Probe or Investcorp or affiliates thereof.

7. Severance Period; Group Medical and Other Insurance Benefits. The period beginning on the Employment End Date and ending on February 28, 2007 shall be referred to as the “Severance Period.”

Company will continue to provide Executive’s group medical and dental benefits, on the same terms and conditions that would have applied had he been employed throughout the Severance Period, through February 28, 2007, after which the Company will provide Executive continuation of such benefits, at Company’s cost until September 30, 2007, pursuant to the Consolidated Omnibus Benefits Restoration Act (“COBRA”) of 1986. Executive’s eligibility for life, disability, accident and other insurance benefits will cease as of the Employment End Date.

8. Stock Options/Grants/Purchase Agreements. Any and all options to purchase shares of Company granted to Executive under the Employee Stock Option Grants identified on the Optionee Summary Statement attached hereto and incorporated herein as Exhibit A, that have not become vested and exercisable prior to the Employment End Date, shall become vested and exercisable effective upon the Effective Date. In accordance with the Employee Incentive Stock Option and Non-Qualified Stock Option Plan or Non-Qualified Employee Stock Option Plan, as applicable, Executive shall have three months from the Employment End Date to exercise vested and exercisable options. Executive will forfeit options not exercised during the said three-month period.

9. Company-Issued Laptop Computer. Conditioned upon Executive’s signing and not revoking this Agreement, Company hereby conveys to Executive his Company issued laptop computer.

10. Good and Valuable Consideration. The payments and other consideration promised in paragraphs 5, 6, 7, 8, and 9 (collectively the “Severance Payment”) are in addition to anything of value Executive is entitled to receive from Company and are good and valuable consideration for this Agreement.

11. Transition/Cooperation. As a material condition of this Agreement, Executive agrees to cooperate fully in the transition of his duties and responsibilities by providing Company all documents, materials, files, and information prepared, received or obtained by Executive at any time during his employment. Further, during the Severance Period Executive agrees to make himself reasonably available upon reasonable notice to respond by telephone or email to any inquiries or assist by telephone or email in any matters for which he had any direct or indirect responsibility or involvement while employed by Company. Executive further agrees to assist Company in any pending or future litigation, for which he will be reimbursed for reasonable travel, meal and lodging expenses only, by appearing for depositions, hearings or other proceedings without service of a subpoena by Company and to provide truthful testimony. Company acknowledges that Executive will be employed by another entity during the Severance Period and shall not interfere with such employment by reason of the foregoing.

12. Return of Property. Except and only as specifically provided in Paragraph 9, Executive shall on the Employment End Date deliver to Company any and all Company property in his possession, custody, or control, including without limitation all, keys

(office, desk), Company credit cards, equipment, files, records, notes, documents, memoranda, computer diskettes, computer programs, catalogs, customer lists, and any other data or information in any form whatever, in whatever form or format including any and all copies, summaries or excerpts thereof and will not retain any information that he prepared or acquired from any source while employed except for his personal payroll, tax and benefit information; provided nothing contained in this Agreement shall restrict Executive from maintaining any such property relating to the Package Business which Investcorp or its assignee acquires from the Company.

13. Mutual General Releases. In consideration of the Severance Payment and intending to be legally bound, Executive hereby irrevocably and unconditionally releases and forever discharges Company and any and all of its parents, subsidiaries, affiliates, related entities, joint venturers and each of its and their predecessors, successors, insurers, owners, stockholders, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Agreement, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Agreement and any and all claims arising under any oral or written Company program, policy or practice, contract, agreement or understanding (except this Agreement), any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, and any other employee-protective law of any jurisdiction that may apply. The Severance Payment is in lieu of and precludes Executive receiving any other payment or benefit from Company. Notwithstanding anything to the contrary, this release shall not affect in any manner (i) Executive’s right to enforce any of the terms and conditions of this Agreement, and (ii) Executive’s rights to indemnification in accordance with Company’s governing documents and policies, and to coverage under Company’s insurance policies, for any and all acts or omissions or alleged acts or omissions during his period of employment with the Company.

In consideration of this Agreement and intending to be legally bound, the Company hereby irrevocably and unconditionally releases and forever discharges Executive of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which it ever had, now has, or hereafter may have against the Executive that arose at any time before or upon the signing of this Agreement, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon Company’s signing this Agreement and any and all claims arising under any oral or written program, policy or practice, contract, agreement or understanding (except this Agreement), any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto. Notwithstanding anything to the contrary, this release shall not effect in any manner the Company’s rights to enforce any of the terms and conditions of this Agreement.

14. No Right to Relief. Executive shall have no right to obtain or receive any money damages, injunctive, or other relief through any lawsuit, complaint, action or proceeding commenced or maintained in any court, agency, or other forum by him or by any person or entity on his behalf with respect to any act, omission, claim or other matter that is covered by Paragraph 13 of this Agreement.

15. Tender Back. Should Executive materially breach any one or more of his obligations contained in this Agreement or file a lawsuit challenging the validity of the release of, or file a lawsuit based upon, any claim released under Paragraph 13 (other than a federal Age Discrimination in Employment Act claim) Executive shall immediately reimburse Company any and all of the Severance Payment it paid to Executive or on his behalf pursuant to this Agreement, any and all remaining obligations of Company may have under this Agreement to the Severance Payment shall immediately be fully satisfied and forever discharged, and Executive shall reimburse Company for any and all attorneys’ fees and other costs the Company incurs in such action or otherwise in enforcing this provision. Should Executive file a lawsuit asserting one or more federal Age Discrimination in Employment Act claims, he shall immediately reimburse Company any and all of the Severance Payment it paid or property it conveyed to Executive or on his behalf pursuant to this Agreement, except that portion of the Severance Payment attributable to the release of such claims. For the purposes of this Agreement, twenty percent of the consideration provided hereunder is attributable to the release of any federal Age Discrimination in Employment Act claims. In the event either party takes any legal action to enforce the terms and conditions of this Agreement, the prevailing party in such legal action shall be reimbursed by the losing party for its costs and expenses either in prosecuting or defending the legal action, as the case may be.

16. Confidentiality. Executive agrees that, except in an action for breach of this Agreement or as reasonably required in connection with the obtaining or performance of further employment, the terms of this Agreement shall not be disclosed or introduced or used in any future proceedings. Executive agrees that he shall keep the terms of this Agreement STRICTLY CONFIDENTIAL and that he shall not disclose them to any person other than his immediate family and his current or future attorneys, accountants or tax advisors, each of whom shall agree before any such disclosure to be bound by this confidentiality provision.

17. Confidential Information.

a. Defined. In the course of his employment with Company, Executive had access to trade secrets and other confidential information belonging to Company, or its affiliates, including without limitation, their finances, operations, and organization, sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, the contents of all rolodexes or other devices for storing contact information, whether electronic or otherwise, the identity of customers’ and prospective customers’ decision makers, requirements, specifications, and preferences of customers and potential customers, terms of customer contracts and/or agreements, Company’s computer programs, designs, software, research reporting-related formulae, and other technology, system documentation, special hardware, manuals, formulae, products (whether existing, in development, being contemplated, or those Company developed, tested, and decided not to market), processes, methods, equipment, machines, compositions, ideas, improvements, inventions, other confidential or proprietary information belonging to the Company or its affiliates, or relating to the Company’s affairs, and all similar information from, belonging to, or relating to one or more of the Company’s customers (collectively “Confidential Information”). Confidential Information shall specifically exclude any such information which is or becomes in the public domain through no action of the Executive, which is generally known in the industry, which Executive independently obtains without breach of this Paragraph 17, which relates to the Package Business, or which Investcorp or its assignees or affiliates has the legal right to use.

b. Non-Disclosure and Non-Use of Confidential Information. Executive acknowledges and agrees that Company’s business is fiercely competitive; the Confidential Information provides Company an opportunity to obtain an advantage over its competitors who do not know or use it; the Confidential Information derives independent economic value from not being generally known to or readily ascertainable by proper means by competitors; Company takes all reasonable measures to protect the confidentiality of the Confidential Information; the Confidential Information is the property of one or more of the Company and/or its customers; and, the misappropriation, use, or disclosure of Confidential Information would constitute a breach of trust and would cause irreparable injury to the Company and/or its affiliates or their customers. Because it is essential to the protection of Company’s good will and to the maintenance of its competitive position that all of the Confidential Information be kept secret, Executive covenants that he shall hold and safeguard all Confidential Information in trust for the Company and its successors and assigns and that he shall not at any time appropriate, use, disclose, or permit to be appropriated, used or disclosed by or to any person or entity any Confidential Information.

18. Protective Covenants. To protect the Company’s Confidential Information and goodwill, Executive shall not during the Severance Period:

a.	Divert from Company the business of any person, business, customer or account for whom or which Executive had direct or indirect responsibility at any time during the final two years of his employment with Company, except in connection with the Package Business;

b.

Conduct without Company’s consent any business activity (as an employee, owner or otherwise) competitive with Company in the geographical area or areas for which Executive had responsibility, either directly or indirectly, at any time during the final two years of Executive’s employment with Company, which the parties acknowledge and agree is worldwide; and provided further the Parties agree that for purposes of this Paragraph 18, the following activities are defined as those competitive with Company: wire ball bonding, stud bumping, bonding wire, blades and bonding tools (caps and wedges) but specifically excluding the Package Business; or,

c.	Solicit, induce or attempt to persuade any person who is employed by Company on the Employment End Date to terminate his or her employment with Company and/or to accept employment or similar engagement (e.g., as a consultant or contractor) with any person or entity other than Company, except those employees engaged in the Package Business on the Employment End Date.

The Company represents and agrees that the protective covenants set forth in this Agreement constitute the only continuing restrictions applicable to Executive with respect to the Company.

19. Injunctive Relief. Executive acknowledges that money damages will be an inadequate remedy in the event of an intended, threatened or actual breach of any of Executive’s covenants, including without limitations those in Paragraphs 11, 12, 16, 17, and 18, and that any such breach will cause Company great and irreparable injury and damage. In the event Executive breaches any of those covenants, Company shall be entitled, without waiving any rights or remedies otherwise available to Company at law or in equity, to preliminary and permanent injunctive and other equitable relief.

20. Good Faith Settlement. This Agreement constitutes the good faith compromise and settlement of all claims and potential claims each party has against any one or more of the other party or the Released Parties and is not and shall not be construed as an admission of any wrongful or unlawful act or that the conclusion of Executive’s employment was in any way wrongful or unlawful.

21. Knowing and Voluntary Agreement. Executive acknowledges that Company advised him in writing, by this Paragraph and otherwise, to consult with an attorney before signing this Agreement; that Company provided him with no less than 21 days within which to consider this Agreement before signing it; that Company provided him with no less than seven days within which to revoke this Agreement after signing it; that Executive carefully read and fully understands all of the provisions and effects of this Agreement; that Executive is entering into this Agreement voluntarily and free of coercion and duress; and that neither Company nor any of its agents or attorneys made any representations or promises concerning the terms or effects of this Agreement. Executive acknowledges that he has consulted his own tax advisor regarding the Severance Payment and the other terms of this Agreement.

22. Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law otherwise applicable therein.

23. Construction. Each Party to this Agreement had full opportunity to negotiate all terms and language of this Agreement and this Agreement and all of its terms shall be construed as if drawn by both parties and not against either as the drafter.

24. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all other prior or contemporaneous written or oral contracts, agreements, or understandings between the Parties pertaining to the subject matter hereof.

25. Severability. If a court of competent jurisdiction adjudicates any covenant or obligation under this Agreement void or unenforceable, then the parties intend that the court modify such provision only to the extent necessary to render the covenant or obligation enforceable as modified or, if the covenant or obligation cannot be so modified, the parties intend that the court sever such covenant or obligation, and that the remainder of this Agreement, and all remaining covenants, obligations and provisions as so modified, shall remain valid, enforceable, and in full force and effect.

26. Successors. This Agreement shall be binding upon and inure to the benefit of each Party’s respective successors. Severance payments under paragraphs 5 and 6 and Executive’s rights under paragraphs 7 and 8 shall be deemed fully earned to the extent there is not a then existing violation of this Agreement by Executive, and shall be assigned to Executive’s Estate, heirs or legal representatives in the event of Executive’s death or disability prior to payment or performance in full.

BY SIGNING THIS AGREEMENT, EACH PARTY ACKNOWLEDGES THAT HE/IT DOES SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND RESTRICTS FUTURE LEGAL ACTION AGAINST THE OTHER PARTY AND OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Severance Agreement and General Release.

KULICKE AND SOFFA INDUSTRIES, INC.

By: /s/ Oded Lendner	/ March 31, 2006	By:	/s/ Maurice E. Carson	/ March 31, 2006
Oded Lendner	/ Date		Maurice E. Carson Chief Financial Officer	/ Date

EXHIBIT A – STOCK OPTION SCHEDULE